EXHIBIT 99.1

General Inquiries: 877.847.0008
www.constellationenergypartners.com
Investor Contact:	Charles C. Ward
877.847.0009

Constellation Energy Partners Completes Borrowing Base Redetermination and Suspends Distribution

HOUSTON—(BUSINESS WIRE)—June 26, 2009—Constellation Energy Partners LLC (NYSE Arca: CEP) today reported that its lenders have completed a semi-annual review of the company’s borrowing base pursuant to the terms of its credit agreements. Based on this review, the aggregate borrowing base under the credit agreements has been set at $225 million. The aggregate borrowing base had previously been set at $265 million.

As of June 25, 2009, borrowings outstanding under the company’s credit agreements totaled $220 million, leaving the company 98% drawn on its lines of credit. Under the terms of the company’s credit agreements, no distributions to unitholders may be made if the borrowings outstanding under the credit facilities, net of available cash, exceed 90% of the borrowing base. As of June 25, 2009, the company had $10.2 million in available cash, leaving the company 93% drawn on its lines of credit, net of available cash. As a result, the company will temporarily suspend quarterly cash distributions to its common (or Class B) and Class A unitholders effective immediately.

        “We continue to see signs of distress in the economy and financial markets as well as weakness in the price of natural gas,” said Stephen Brunner, the company’s President and Chief Executive Officer. “While we believe the company has sufficient cash on hand, operating cash flows and available credit to manage the company, distributions to unitholders are currently not permitted based on the requirements of our credit facilities. We currently intend to retain surplus cash as we execute our operating plan for the remainder of 2009.”

Additional details concerning the company’s credit facilities can be found in the company’s filings with the Securities and Exchange Commission and on the company’s Web site (http://www.constellationenergypartners.com).

About the Company

Constellation Energy Partners LLC is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

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